GREAT-WEST LIFE & ANNUITY
INSURANCE COMPANY
A Stock Company
[8515 East Orchard Road
Greenwood Village, CO 80111]
[1-877-723-8723]

Nonparticipating, Individual Flexible Premium Variable Deferred Annuity Contract with a Guaranteed Lifetime Withdrawal Benefit
READ THIS CONTRACT CAREFULLY.
This is a legal Contract between the Owner and Great-West Life & Annuity Insurance Company (“Great-West”). Great-West has issued this Contract in connection with Your Individual Retirement Account.
The purpose of the Guaranteed Lifetime Withdrawal Benefit available under this Contract is to provide security through a stream of guaranteed lifetime periodic payments to the Covered Persons. The benefit is subject to certain investment restrictions and other limitations set forth in this Contract. Withdrawals in excess of the full guaranteed annual withdrawal (“GAW”) under the Guaranteed Lifetime Withdrawal Benefit will result in a permanent reduction in future GAWs. The Guaranteed Lifetime Withdrawal Benefit will terminate upon assignment or a change or ownership of this Contract unless the new assignee or Owner meets the qualifications specified in sections 8, 9, and 10 of this Contract.
Great-West reserves the right to: (i) limit the amount, type, and frequency of Contributions; (ii) refuse any Contribution; and (iii) stop accepting Contributions altogether.
Proceeds payable at the death of the Owner are subject to limitations set forth in this Contact.
This Contract does not pay dividends.
THIS CONTRACT PROVIDES PAYMENTS OR VALUES THAT ARE VARIABLE AND MAY INCREASE, DECREASE, OR REMAIN THE SAME, BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
RIGHT TO CANCEL: You have the right to cancel this Contract within 10 days of the date you receive it. If this Contract is issued as a replacement of existing annuity coverage, the right to cancel period is extended to 30 days from the date of receiving it. If you are not satisfied with this Contract, return it to Great-West’s [Retirement Service Center, PO Box 173764, Denver, Colorado 80217-3764] or an agent of Great-West. If You exercise this right, this Contract will be void from the start, and Great-West will refund Your Contract Value as of the date Great-West receives Your request.

Signed for Great-West Life & Annuity Insurance Company and effective on the issuance of this Contract.

[/s/ Richard Schultz Secretary]	[/s/ Andra Bolotin President]

CONTRACT DATA PAGE

IRA OWNER:
IRA OWNER ADDRESS:
CONTRACT NUMBER:
CONTRACT EFFECTIVE DATE:
OWNER:

CONTRACT MINIMUMS AND MAXIMUMS:

•	Maximum Age for initial Contribution into Covered Fund: 85

•	Minimum Age of Covered Person (Single Covered Person) or Youngest of Covered Persons (Joint Covered Persons) when Guaranteed Annual Withdrawals Begin: [55]

•	Benefit Base Cap: [$5,000,000]

•	Contract Value Cap: Great‑West’s prior approval may be required before a Contribution may be made that causes Contract Value to exceed [$5,000,000].

CHARGES AND EXPENSES

	Minimum	Maximum
Guaranteed Benefit Fee (annualized rate)	0.70%	1.50%
Variable Asset Charge (annualized rate)	0.00%	1.00%
Contract Maintenance Charge (annual charge)	$0.00	$100.00

•	The Guaranteed Benefit Fee, the Variable Asset Charge, and the Contract Maintenance Charge are not guaranteed and can be changed by Great-West subject to the maximums listed in the table above.

•	Additional Report Charge: [$50] per additional report

COVERED FUNDS

•	Initially designated in the Application for this Contract

GUARANTEED ANNUAL WITHDRAWAL RATES

Single Covered Person	Joint Covered Persons
[4.0%] for life at ages [55-64]	[3.50%] for youngest joint life at [55-64]
[5.0%] for life at ages [65-69]	[4.50%] for youngest joint life at [65-69]
[6.0%] for life at ages [70-79]	[5.50%] for youngest joint life at [70-79]
[7.0%] for life at ages [80+]	[6.50%] for youngest joint life at [80+]

GUARANTEED MINIMUM ANNUITY PURCHASE ASSUMPTIONS

•	Interest Rate Assumption: [1.00%]

•
Mortality Assumption: [2012 IAM Basic Female mortality table with Projection Scale G2 improvement factors applied; Static improvement from year of table (2012) to year of fixed paid-up annuity certificate issue, generational improvement thereafter]

•	Loading: [5.00%]

TABLE of CONTENTS    Page

SECTION 1.	DEFINITIONS 5

SECTION 2.	OWNERSHIP PROVISIONS 7

2.01	Ownership of the Contract 7

2.02	Ownership of the Assets of the Separate Account 7

2.03	Transfer and Assignment 7

SECTION 3.	Variable Annuity-8 Series Account 7

3.01	Overview 7

3.02	Changes to the Separate Account and Modification of Covered Funds 8

SECTION 4.	CONTRACT VALUE 8

4.01	Overview 8

4.02	Accumulation Unit Value 8

4.03	Net Investment Factor 9

4.04	Accumulation Unit 9

4.05	Transaction Date 9

SECTION 5.	CONTRIBUTIONS AND DEPOSITS 9

5.01	Contributions 9

5.02	Deposits 10

5.03	Allocation of Contributions and Deposits 10

SECTION 6.	TRANSFERS AMONG COVERED FUNDS 10

6.01	General Requirements 10

6.02	Restrictions on Transfers 10

SECTION 7.	GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”) 10

7.01	Overview 10

7.02	GLWB Investment Restrictions 11

7.03	Restoration of the Benefit Base 11

7.04	Cancellation of the GLWB 11

7.05	Termination of the GLWB 12

SECTION 8.	GLWB-THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE 12

8.01	Benefit Base 12

8.02	Additional Contributions 12

8.03	Annual Adjustments to Benefit Base 12

8.04	Effect of Withdrawals, Distributions and Transfers during the Accumulation Phase 12

8.05	DROs during Accumulation Phase 13

8.06	Death during Accumulation Phase 13

SECTION 9.	GLWB-THE WITHDRAWAL PHASE 13

9.01	Calculation of Guaranteed Annual Withdrawal 13

9.02	Installment Frequency Options 14

9.03	Effect of Installments on Covered Fund Value 15

9.04	Ratchet to Benefit Base during the Withdrawal Phase 15

9.05	Resets of Guaranteed Annual Withdrawals during the Withdrawal Phase 15

9.06	Effect of Excess Withdrawals during the Withdrawal Phase 15

9.07	Lump Sum Distributions and Change of Installment Frequency during Withdrawal Phase 16

9.08	DROs during Withdrawal Phase 16

9.09	Payments on Death During Withdrawal Phase 17

SECTION 10.	GLWB-THE SETTLEMENT PHASE 17

10.01	Contract Rights and Benefits 17

10.02	Fees 18

10.03	Installments 18

10.04	Domestic Relations Orders during the Settlement Phase 18

10.05	Death during the Settlement Phase 18

SECTION 11.	REQUIRED MINIMUM DISTRIBUTIONS 18

11.01	Distribution Requirements 18

11.02	Establishment of Former Spouse Account 18

11.03	Required Minimum Distributions 18

11.04	Distributions after the Owner’s Death 19

SECTION 12.	ANNUITY PAYMENT OPTIONS 19

12.01	Overview 19

12.02	Annuity Payment Options 20

12.03	Proof of Age and Survival 20

SECTION 13.	CONTRACT CHARGES AND OTHER FEES 20

13.01	Guarantee Benefit Fee 20

13.02	Variable Asset Charge 21

13.03	Contract Maintenance Charge 21

13.04	Covered Fund Expenses 21

13.05	Deductions for Premium Taxes and Other Taxes 21

13.06	Service Charges and Fees 21

[13.07	Grace Period 21

SECTION 14.	GENERAL PROVISIONS 21

14.01	Contract 21

14.02	Entire Contract 22

14.03	Incontestability 22

14.04	Contract Modification 22

14.05	Non-Participating 22

14.06	Currency and Contributions 22

14.07	Notices or Other Communications 22

14.08	Disclaimer 22

14.09	Representations 22

14.10	Misstatement of Age or Death 23

14.11	Non-Waiver 23

14.12	Information 23

14.13	Reports 23

SECTION 1.    DEFINITIONS

Accumulation Phase - The period of time between when an IRA Owner’s GLWB benefit begins to accrue and the Initial Installment Date.

Accumulation Unit - The accounting measure used by Great-West to determine the Contract Value.

Administrative Offices - [Retirement Service Center, PO Box 173764, Denver, Colorado 80217-3764].

Annuitant - The person upon whose life the payment of an annuity is based. Only the IRA Owner may be an Annuitant.

Annuity Commencement Date - The date that annuity payments (described in Section 12) begin to an Annuitant.

Attained Age - The Covered Person’s age on a Ratchet Date.

Beneficiary - A person or entity designated by the IRA Owner to receive all or a portion of the Contract Value upon the death of the IRA Owner.

Benefit Base - The amount that is multiplied by the Guaranteed Annual Withdrawal Percentage to calculate the Guaranteed Annual Withdrawal. The Benefit Base is not a cash value; it is used only to calculate Installments during the Withdrawal Phase and the Settlement Phase. The Benefit Base will be initially set as provided in Section 8.01. The Benefit Base increases dollar-for-dollar upon any Contract Contribution made after the Benefit Base begins accruing, and is reduced proportionately for an Excess Withdrawal. The Benefit Base can also increase with positive market performance on the Ratchet Date. Each Covered Fund will have its own Benefit Base. Except as otherwise described in this Contract, a Covered Fund Benefit Base cannot be transferred to another Covered Fund.

Business Day - Any day, and during the hours, on which the New York Stock Exchange is open for trading. Except as otherwise provided in this Contract, in the event that a date falls on a non-Business Day, the date of the succeeding Business Day will be used.

Code - The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of this Contract.

Contributions - Amounts that are received by Great‑West under this Contract and allocated to the Variable Accounts selected by the IRA Owner, and are made pursuant to Section 5.01.

Contract Effective Date - The date, identified on the Contract Data Page, on which this Contract is issued.

Contract Value - The sum of the Owner’s interest in the Variable Accounts. The Contract Value reflects a return based upon the investment experience of the Variable Accounts selected by the IRA Owner and will increase or decrease accordingly.

Covered Fund - A mutual fund, unit investment trust, or other investment portfolio in which a Variable Account invests all of its assets. Subject to compliance with applicable law, Great‑West reserves the right to add, remove or substitute Covered Funds and, subject to any required regulatory approval, to transfer assets in one Variable Account to another, as provided in Section 3.02.

Covered Fund Value - The value of assets allocated to a Variable Account invested in a Covered Fund. The Covered Fund Value reflects a return based upon the investment experience of the Covered Funds and will increase or decrease accordingly.

Covered Person(s) - For purposes of this Contract, the person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal Amount will be based. If there are two Covered Persons, the Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. A joint Covered Person must be the IRA Owner’s spouse and the sole designated beneficiary under this Contract.

Domestic Relations Order (DRO) - An order issued due to divorce or legal separation proceedings that awards all or any part of the IRA to a Spouse or former Spouse of the IRA Owner.

Excess Withdrawal - An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase, or any amount combined with all other amounts that exceeds the annual GAW during the Withdrawal Phase. An Excess Withdrawal reduces the Benefit Base, pursuant to Section 8.04 and Section 9.06. Neither the Guarantee Benefit Fee nor any other fees and charges assessed against the Covered Fund Value shall be treated as a distribution or Excess Withdrawal for this purpose.

General Account - Great-West’s assets other than those held in the Separate Account or any other segregated investment account.

Good Order - Notice from any person authorized to initiate a transaction under this Contract that is received by Great-West at the Administrative Office, is submitted in accordance with the provisions of this Contract and in a format satisfactory to Great-West, and contains all information, documentation, and instructions necessary for Great-West to process such transaction. All requests to initiate transactions under this Contract, and to change the frequency and amount of Installments, including in the event of Ratchet or Reset, must be in Good Order. Each such request is subject to any action taken by Great-West before we have processed the request.

Great-West (we, us, our) - Great-West Life & Annuity Insurance Company, located at the Administrative Offices.

Guaranteed Annual Withdrawal (GAW) - The maximum annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Contract. During the Withdrawal Phase, a Covered Person may receive Installments totaling less than the GAW.

Guaranteed Annual Withdrawal Percentage (GAW%) - Pursuant to the schedule set forth on the Contract Data page, the percentage of the Benefit Base that determines the GAW. This percentage is based on the age of the Covered Person(s) at the time of the first Installment. If there are two Covered Persons the percentage is based on the age of the younger Covered Person.

Guaranteed Lifetime Withdrawal Benefit (GLWB) - A payment option offered under this Contract that pays Installments during the life of the Covered Person(s). The Covered Person(s) will receive periodic payments in either monthly, quarterly, semiannual or annual Installments that when added together over a 12-month period measured from Ratchet Date to Ratchet Date can equal up to the GAW without causing an Excess Withdrawal.

Initial Installment Date - The date of the first periodic payment of the GAW, which must be a Business Day.

Installments - Pursuant to Section 9.01, periodic payments that, over one year measured from Ratchet Date to Ratchet Date, can equal up to the GAW without causing an Excess Withdrawal.

IRA - The Individual Retirement Account (“IRA”), qualified under Code § 408(a) or Code § 408A, that holds this Contract.

IRA Owner (You, Your) - The individual owner of the IRA under which this Contract is held.

Owner - The directed trustee or directed custodian holding this Contract under an IRA for the exclusive benefit of the IRA Owner and Beneficiaries.

Ratchet - An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date, pursuant to Section 8.03 and Section 9.04. Great-West will not increase Installments to reflect a Ratchet unless directed to do so by the Owner.

Ratchet Date - During the Accumulation Phase, the Ratchet Date is the anniversary of the date the initial Benefit Base is calculated for a Covered Fund and each anniversary thereafter. During the Withdrawal Phase, the Ratchet Date is the Initial Installment Date and each anniversary of the Initial Installment Date thereafter. If any anniversary in the Accumulation Phase or the Withdrawal Phase is not a Business Day, then the Ratchet Date will be the last Business Day before that anniversary.

Reset - During the Withdrawal Phase, Great-West will reset a Benefit Base to equal the Covered Fund Value and reset the GAW% to the GAW rate applicable to the Covered Person’s Attained Age if such amount is greater than the current Benefit Base multiplied by the current applicable GAW%. Great-West will not increase Installments to reflect a Reset unless directed to do so by the Owner.

Settlement Phase - The period when the Covered Fund Value has reduced to zero by means other than an Excess Withdrawal, provided the Benefit Base is greater than zero. Installments continue during the Settlement Phase under the terms of this Contract.

Spouse - An individual legally married under state law; does not include those in domestic partnerships or civil unions not recognized as legal marriages.

Transfer - The reinvestment or exchange of all or a portion of a Covered Fund Value from one Variable Account to another to another IRA investment option.

Valuation Date - A Business Day on which the net asset value or unit value of each Variable Account is determined.

Valuation Period - The period between successive Valuation Dates.

Variable Account - A division of the Variable Annuity-8 Series Account. There is a different Variable Account for each Covered Fund.

Variable Annuity-8 Series Account (Separate Account) - A segregated investment account that Great-West established under the laws of Great-West’s state of domicile. The Variable Annuity-8 Series Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended, (the “1940 Act”) and is divided into sub-accounts that are referred to in this Contract as “Variable Accounts.”

Withdrawal Phase - The period of time between the Initial Installment Date and the first day of the Settlement Phase.

SECTION 2.	OWNERSHIP PROVISIONS
2.01     Ownership of the Contract
The Owner is the entity identified on the Contract Data Page who is entitled to exercise all of the benefits, rights and privileges under this Contract. The Owner of this Contract must be a directed trustee or directed custodian of the IRA. This Contract is established for the exclusive benefit of the IRA Owner and Beneficiaries. The Owner’s entire interest in this Contract shall be nonforfeitable. This Contract is also subject to the terms of the IRA. This Contract does not grant any rights or authority to the trustee or custodian of the IRA that contradict the terms of or that are not expressly set forth in the IRA agreement between the IRA Owner and the trustee or custodian.
2.02     Ownership of the Assets of the Separate Account
Great-West is the owner of the assets of the Variable Annuity-8 Series Account.
2.03     Transfer and Assignment
Except as otherwise provided under applicable law, this Contract is non-assignable and nontransferable. The interests of the Owner under this Contract may not be transferred, sold, assigned (other than pursuant to a divorce decree in accordance with applicable law), pledged as collateral for a loan or as security for the performance of an obligation, charged, encumbered, or in any way alienated.

SECTION 3.	Variable Annuity-8 Series Account
3.01    Overview
The Variable Annuity-8 Series Account is a segregated investment account maintained and held apart from Great-West’s General Account and any other investment account of Great-West, and is governed by the laws of Great-West’s state of domicile. The Variable Annuity-8 Series Account is divided into Variable Accounts, each of which invests in a different Covered Fund.
Income, gains or losses, whether or not realized, from assets allocated to the Variable Annuity-8 Series Account are credited to or charged against the Variable Annuity-8 Series Account without regard to other income, gains or losses of Great-West, including Great-West’s General Account or any other Great-West segregated investment account. Similarly, the income, gains, or losses of each Variable Account within the Variable Annuity-8 Series Account are credited to or charged against the assets held in that Variable Account without regard to the income, gains, or losses of any other Variable Account.
The portion of the assets of the Variable Annuity-8 Series Account equal to the reserves and other liabilities of the Variable Annuity-8 Series Account will not be charged with liabilities that arise from any other business of Great-West.
3.02    Changes to the Separate Account and Modification of Covered Funds
Great-West reserves the right to make certain changes to the structure and operation of the Variable Annuity-8 Series Account, including the following. Subject to compliance with applicable law, Great-West also reserves the right to:

•	operate the Separate Account in any form permitted under the 1940 Act, or in any other form permitted by law.

•	deregister the Separate Account under the 1940 Act.

•	add Variable Accounts that invest in investment portfolios suitable for this Contract.

•	eliminate Variable Accounts.

•	close certain Variable Accounts to allocations of Contributions or Transfers by current or new Owners or Covered Persons.

•	establish additional segregated investment accounts and/or divisions of such segregated investment accounts (“sub-accounts”).

•	combine the Separate Account with one or more different segregated investment accounts established by Great-West.

•	combine Variable Accounts, or combine a Variable Account with a sub-account of a different segregated investment account established by Great-West.

•	endorse this Contract to reflect changes to the Separate Account and Variable Accounts.

•	make any changes required by the Code or by any other applicable law in order to continue treatment of this Contract as an annuity.

Great-West also reserves the right, subject to compliance with applicable law, to add, remove or substitute Covered Funds. New or substitute Covered Funds may have different fees and expenses, and their availability may be limited to certain Covered Persons. Such actions may become necessary if, in Great-West’s judgment, a Covered Fund no longer suits the purposes of the Contract. This may happen as a result of a change in laws or regulations, or a change in a Covered Fund’s or Variable Account’s investment objectives or restrictions, or because the Covered Fund or Variable Account is no longer available for investment, or for some other reason. Subject to any required regulatory approvals, Great‑West reserves the right to transfer assets in one Variable Account to another Variable Account. Great-West will notify the IRA Owner whenever the Covered Funds are changed. Great-West shall, subject to any required regulatory approvals, complete the allocations among the Covered Fund(s) as disclosed in the notice. Such allocation will remain in effect until the date Great-West receives a request, made in Good Order, for a different allocation.

SECTION 4.	CONTRACT VALUE
4.01    Overview
The Contract Value reflects a return based upon the investment experience of the Variable Account(s) selected by the IRA Owner, each of which is invested in a Covered Fund. The value of a Variable Account will be determined by multiplying the number of Accumulation Units for that Variable Account by the Accumulation Unit value for that Variable Account. Any charges, fees and applicable tax may affect the value of a Variable Account.
4.02    Accumulation Unit Value
The Accumulation Unit value of a Variable Account on any Valuation Date is equal to: (a) the Accumulation Unit value of that Variable Account as of the immediately preceding Valuation Date; multiplied by (b) the net investment factor for the Valuation Period ending on the Valuation Date on which the Accumulation Unit value is being determined.

The Accumulation Unit value may increase, decrease, or remain unchanged as a result of the value of the net investment factor.
4.03    Net Investment Factor
The net investment factor for a Variable Account is a calculated value that measures the investment performance of that Variable Account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b), and then subtracting (c) from the result where:

(a)	is the net result of:

(i)	the net asset value per share or unit value of the Covered Fund in which the Variable Account invests determined at the end of the current Valuation Period; plus

(ii)
the per share amount or unit value of any dividend (including a deduction for an investment advisory fee) and, if applicable, any capital gains distribution made by that Covered Fund if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

(iii)	a per unit charge or credit for any taxes reserved for, which is determined by Great-West to have resulted from the investment operations of that Variable Account;

(b)	is the net asset value per share or unit value of the Covered Fund in which the Variable Account invests determined at the end of the immediately preceding Valuation Period; and
(c) is an amount representing the Variable Asset Charge that is deducted on a daily basis.
4.04    Accumulation Unit
Contributions (including Transfer requests) received at the Administrative Offices of Great-West before the close of a Valuation Period will be allocated as requested and applied as of that date based upon the Accumulation Unit value for that Variable Account.

For each Contribution and Transfer request, the number of Accumulation Units credited to a Variable Account is determined by: (a) the dollar amount allocated to that Variable Account; divided by (b) the value of the Accumulation Unit for that Variable Account for the Valuation Date on which the Contribution is allocated to that Variable Account.
The number of Accumulation Units will not change because of a later change in the Accumulation Unit value. However, the Accumulation Unit value will vary to reflect the investment experience of the Variable Account.
4.05    Transaction Date
All transaction requests and Contributions that are timely made and received and in Good Order before the close of business of the New York Stock Exchange will be processed as of the date received, and if received after the close of business of the New York Stock Exchange will be processed on the next Business Day. However, to the extent permitted under applicable law, Great-West is not liable for the results of any delay or interruption as a result of causes or conditions beyond its control including, without limitation, labor disputes, riots, war and war-like operations including acts of terrorism, epidemics, explosions, sabotage, acts of God, failure of power, fire or other casualty, natural disasters or disruptions in orderly trading on any relevant exchange or market, including disruptions due to extraordinary market volume that result in substantial delay in receipt of correct data.

SECTION 5.	CONTRIBUTIONS AND DEPOSITS
5.01    Contributions
Contributions may be made at any time before the Settlement Phase begins or when annuity payments are made under this Contract.
This Contract does not require fixed premium payments.
Great-West reserves the right, after providing advance written notice to the IRA Owner, to: (i) limit the amount, type, and frequency of Contributions; (ii) refuse any Contribution; and (iii) stop accepting Contributions altogether.
Great‑West’s prior approval may be required before a Contribution may be made that causes Contract Value to exceed the “Contract Value Cap” listed on the Contract Data Page.
5.02    Deposits
In the event of a distribution from a tax-deferred retirement plan established under § 401(a), § 403(a), § 403(b), or governmental § 457(b) of the Code (each a “tax-deferred retirement plan”), under which the IRA Owner was invested in a Great‑West approved GLWB benefit, the IRA Owner can proportionately restore his or her Benefit Base established in such a tax‑deferred retirement plan by rolling over those eligible proceeds directly into the IRA and allocating the entire deposit into this Contract.
5.03    Allocation of Contributions and Deposits
Contributions and any deposits (as described in Section 5.02), less any applicable tax, will be allocated to Variable Accounts when received in Good Order by Great-West, subject to Section 4.05 of this Contract.
Contributions and any such deposits will be allocated among any number of currently offered Variable Accounts available under the Contract. If the Covered Fund options are changed, Contributions and any such deposits may be redirected or reallocated as set forth in Section 3.02.

SECTION 6.	TRANSFERS AMONG COVERED FUNDS
6.01    General Requirements
Upon receipt of a request that is in Good Order and meets all of the requirements of this section, Great‑West will process a single-sum Transfer of all or a portion of the Contract Value among the Variable Accounts, provided that such Transfers satisfy:

•	any restrictions in any Contract rider(s); and

•	any trading restrictions imposed by the Covered Fund provider, including but not limited to mutual fund restrictions on market timing or excessive trading.
A Transfer will take effect on the later of the date designated in the Transfer request or on the Valuation Date that Great-West receives the Transfer request in Good Order.

6.02    Restrictions on Transfers
Great-West may limit the number of Transfers and set a minimum Transfer amount. Any such restrictions will be communicated to the IRA Owner.
SECTION 7.    GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”)
7.01    Overview
The GLWB provides the IRA Owner guaranteed lifetime Installments, provided that certain conditions are met. The IRA Owner may elect to receive Installments in annual, semi-annual, quarterly or monthly Installments that, when added together over a 12-month period between Ratchet Dates, total not more than the Guaranteed Annual Withdrawal (“GAW”).

The amount of the GAW is initially determined based, in part, on the age of the Covered Person or, if there are joint Covered Persons, on the age of the younger Covered Person. If there are joint Covered Persons, unless otherwise elected, the Installments will continue until the death of the second life. In order to be a joint Covered Person under this Contract, a joint Covered Person must be and remain the IRA Owner’s spouse and the sole beneficiary under this Contract.

The sum of the Installments over a 12-month period measured between Ratchet Dates may be less than the GAW. Except as otherwise provided in Section 10.03, Great-West will not increase Installments unless the IRA Owner provides written notice to Great-West in accordance with this Contract. If the entire GAW is not taken as Installments, the amount not taken does not increase future GAWs. Upon written notice to Great-West provided at any time before the Settlement Phase, the IRA Owner may alter the frequency of Installments and the amount of Installments, and discontinue Installments altogether.
7.02    GLWB Investment Restrictions
All Contributions by the Owner, and all of the Contract Value, must be allocated to Variable Accounts that invest in Covered Funds.
7.03    Restoration of the Benefit Base
In the event of a distribution from a tax-deferred retirement plan established under § 401(a), § 403(a), § 403(b), or governmental § 457(b) of the Code (each a “tax-deferred retirement plan”), under which the IRA Owner was invested in a Great‑West approved GLWB benefit, the IRA Owner can proportionately restore his or her Benefit Base established in such a tax‑deferred retirement plan by rolling over those eligible proceeds directly into the IRA and this Contract. Additionally, if an IRA Owner was invested in another contract with a Great-West approved GLWB benefit under an individual retirement account established under § 408(a), Roth individual retirement account or annuity established under § 408A, or individual retirement annuity established under § 408(b), the IRA Owner can convert the IRA Owner’s Benefit Base under such contract and restore the respective Benefit Base under this Contract by transferring the proceeds directly into this Contract as permitted under the Code.
If a Benefit Base is restored under this Contract, the IRA Owner will be subject to all elections made under the prior contract and will be placed in the same “phase” under this Contract. In order to restore a Benefit Base under this Contract, the IRA Owner must (i) invest the covered fund proceeds under the old contract in comparable Covered Fund(s) in this Contract; and (ii) submit a request, in Good Order, to restore the Benefit Base.
7.04    Cancellation of the GLWB
The GLWB is cancelled when the Covered Fund Value and Benefit Base are reduced to zero before the Settlement Phase as a result of one or more Excess Withdrawals. If the GLWB is cancelled, the Benefit Base, GAW and any other benefit accrued or received under the GLWB shall terminate.
Numerical Example Where GLWB Is NOT Cancelled:
Attained Age: 67
Current Benefit Base = $100,000
Current Covered Fund Value = $55,000
Current GAW%: 5%
Current GAW Installment amount = $5,000
Covered Fund Value after GAW payment = $55,000 - $5,000 = $50,000

Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Excess Withdrawal amount: $49,500
Covered Fund Value after Excess Withdrawal = $50,000 - $49,500 = $500
Covered Fund Value adjustment = $500/$50,000 = 0.01
Adjusted Benefit Base = $100,000 x 0.01 = $1,000

New GAW Installment amount = $1,000 * 5% = $50
Numerical Example Where GLWB Is Cancelled:
Attained Age: 67
Current Benefit Base = $100,000
Current Covered Fund Value = $55,000
Current GAW%: 5%
Current GAW Installment amount = $5,000
Covered Fund Value after GAW payment = $55,000 - $5,000 = $50,000

Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Excess Withdrawal amount: $50,000
Covered Fund Value after Excess Withdrawal = $50,000 - $50,000 = $0
Covered Fund Value adjustment = $0/$50,000 = 0
Adjusted Benefit Base = $100,000 x 0 = $0

So, as the Benefit Base is depleted, the GLWB is cancelled.
7.05    Termination of the GLWB
The GLWB will automatically terminate as provided in this Contract for reasons including, but not limited to, those set forth below:

•	on the Annuity Commencement Date described in Section 12.

•
upon death of the single Covered Person if there is no surviving Covered Person or, if there are joint Covered Persons, the death of the second to die if the second Covered Person continues the Contract.

•	subject to any applicable grace period, if Great-West does not receive the Guarantee Benefit Fee assessed on the Contract Value on the date the fee is due.

•	if a Covered Fund is discontinued or otherwise removed and the IRA Owner does not transfer such Covered Fund Value to a comparable Covered Fund currently made available by Great-West.

•	if the Owner terminates the Contract and the Covered Person is not in the Settlement Phase.

SECTION 8.	GLWB-THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE
8.01    Benefit Base
Each Covered Fund has its own Benefit Base. Depending on the Covered Fund, the Benefit Base will be initially set at the Covered Fund Value on either the Business Day the GLWB is “triggered,” or upon the first Contribution allocated to the Covered Fund. For Covered Funds that are Great-West SecureFoundation Lifetime Funds, the “Trigger Date” is the first Business Day of the year 10 years before the “target date” of the Covered Fund (e.g., the Trigger Date for the Great‑West SecureFoundation Lifetime 2030 Fund is the first Business Day of January 2020). For all other Covered Funds, the Benefit Base initially is determined upon the first Contribution allocated to the Covered Fund, and will equal that amount. Because the GLWB is effective upon the initial Contribution to such other Covered Funds, there is no Trigger Date for such other Covered Funds.

The Benefit Base cannot exceed the “Benefit Base Cap” listed on the Contract Data Page. Any value over the “Benefit Base Cap” listed on the Contract Data Page will be considered excess Covered Fund Value and will not be used to calculate GAWs or the Guarantee Benefit Fee (described in Section 13.01). The IRA Owner may access any excess Covered Fund Value on a dollar for dollar basis without reducing the Benefit Base. However, if the Covered Fund Value falls below the “Benefit Base Cap” listed on the Contract Data Page based on Excess Withdrawals, the Benefit Base will adjust pursuant to the terms of the Contract.

8.02    Additional Contributions
Subject to the Code, and terms of this Contract, additional Contributions may be allocated to the Covered Fund(s) at any time until the Settlement Phase begins. Additional Contributions will increase the Benefit Base dollar-for-dollar.

Great-West shall provide Owners 30 calendar days advance written notice before no longer accepting additional Contributions. After Great-West has provided such notice, the Owner shall retain all other rights under the Contract except the right to make additional Contributions under this Contract.
8.03    Annual Adjustments to Benefit Base
On each Ratchet Date during the Accumulation Phase, the Benefit Base automatically adjusts to the greater of:

•	the current Benefit Base; and

•	the current Covered Fund Value.

8.04	Effect of Withdrawals, Distributions and Transfers during the Accumulation Phase
An election to take out a withdrawal during the Accumulation Phase will be considered an Excess Withdrawal that will be deducted from both the Benefit Base and the Covered Fund Value. The Benefit Base will be adjusted by the ratio of the Covered Fund Value immediately after the Excess Withdrawal to the Covered Fund Value immediately before the Excess Withdrawal. During the Accumulation Phase, all withdrawals, distributions, and Transfers will result in a permanent reduction in future GAWs.

Numerical Example
Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Benefit Base = $100,000
Excess Withdrawal amount: $10,000
Covered Fund Value after adjustment= $50,000 - $10,000 = $40,000
Covered Fund Value adjustment = $40,000/$50,000 = 0.80
Adjusted Benefit Base = $100,000 x 0.80 = $80,000

Any Transfer out of a Covered Fund(s) by the Owner during the Accumulation Phase will be an Excess Withdrawal. If the Owner transfers Contract Value out of a Covered Fund, he or she will be prohibited from making any Transfer into the same Covered Fund(s) for at least 90 calendar days.

At the time of any partial or periodic distribution, if the Covered Person(s) reached the minimum age of Covered Person listed on the Contract Data Page, the Owner may elect to begin receiving Installments and establish the GAW% at that time. If the Owner chooses not to establish the GAW%, the distribution will be treated as an Excess Withdrawal. If the Covered Person(s) has not yet reached the minimum age of Covered Person listed on the Contract Data Page, then any partial or periodic distribution will be treated as an Excess Withdrawal.

The IRA Owner should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount under the IRA and other tax implications of RMD withdrawals during the Accumulation Phase of this Contract.
8.05    DROs during Accumulation Phase
The Owner must notify Great-West in the event of divorce. A request in connection with a Domestic Relations Order (DRO) must be received in Good Order. Great‑West will make a payment to the former Spouse or, when permitted by law, enter into a new Contract with the former Spouse named in the DRO. The former Spouse shall be treated as a surviving spouse for purposes of Code § 401(a)(9) and shall be responsible for submitting a request, in Good Order, to begin distributions in accordance with the Code.

A former Spouse may choose to become a new IRA Owner either by (i) maintaining the current Benefit Base of the IRA Owner, divided pursuant to the terms of the DRO, or (ii) establishing a new Benefit Base based on the current Covered Fund Value on the date he or she enters into a new Contract. If a former Spouse elects to maintain the current Benefit Base, the Benefit Base will be divided between the IRA Owner and the former Spouse in the same proportion as their respective Covered Fund Values pursuant to the terms of the DRO. Alternatively, a former Spouse may elect to receive a lump sum payment of the applicable portion of the Covered Fund Value in accordance with the DRO. If the former Spouse elects to begin GAWs, the former Spouse will become the single Covered Person and will be subject to the Code. The former Spouse cannot select a joint Covered Person.

Any election made by the former Spouse pursuant to this section is irrevocable.
8.06    Death during Accumulation Phase
A Beneficiary is not entitled to establish or maintain a Benefit Base or maintain a Covered Fund Value. Additionally, a Beneficiary is not entitled to start or continue to receive GAWs or Installments. If the IRA Owner dies before the Initial Installment Date, then the Benefit Base will be reduced to zero and the Covered Fund Value (on the date of the IRA Owner’s death) will be paid to the Beneficiary in a lump sum or in accordance with the terms of the Beneficiary’s election.

SECTION 9.	GLWB-THE WITHDRAWAL PHASE
9.01    Calculation of Guaranteed Annual Withdrawal
The GAW is based on a percentage of the Benefit Base pursuant to the schedule set forth on the Contract Data Page. The GAW is calculated by multiplying the Benefit Base by the GAW percentage (GAW%), based on the age of the Covered Person(s) on the Initial Installment Date.

When a request to begin Installments is made in Good Order, Great-West will compare the current Benefit Base to the current Covered Fund Value on the day payment of GAWs begins (i.e., the Initial Installment Date). If the Covered Fund Value exceeds the Benefit Base on the Initial Installment Date, then the Covered Fund Value will become the Benefit Base and the GAW will be based on that amount. The IRA Owner may request a maximum Installment equal to the GAW divided by the number of payments per year under the elected Installment Frequency Option, as defined in Section 9.02.

The Owner must provide information sufficient for Great-West to determine the age of each Covered Person. Installments shall not begin and an Initial Installment Date will not be recorded until Great‑West receives appropriate information about the Covered Person(s) in Good Order.

Single Covered Person: The IRA Owner may elect to be the only Covered Person under this Contract. GAWs will not begin until the single Covered Person attains the minimum age of a Covered Person listed on the Contract Data Page and has a distributable event under the Code.

Joint Covered Person: The IRA Owner may select a joint Covered Person. The joint Covered Person must be the IRA Owner’s spouse and sole designated Beneficiary under the Contract. In the event of divorce, the joint Covered Person is no longer a spouse and, consequently, is no longer a Covered Person. The selection of a joint Covered Person is irrevocable.

GAWs cannot begin until both Covered Persons reach the minimum age of Joint Covered Persons listed on the Contract Data Page. The GAW% will be determined by the age of the younger Covered Person on the Initial Installment Date.

An IRA Owner may elect to receive Installments totaling less than the GAW amount.

Example: If the Benefit Base equals $100,000 and the GAW% is 4.00%, then an IRA Owner can elect to receive the GAW in the form of Installments totaling $4,000, but the IRA Owner may elect to receive Installments totaling less than $4,000.

Great-West will not increase Installments unless the IRA Owner provides Great-West with at least 30 calendar days’ advance notice of the IRA Owner’s request to increase Installments.

An IRA Owner who is receiving less than the GAW in the 12 month period following a Ratchet Date cannot request to receive any amounts less than the GAW during that 12-month period after such 12-month period has passed.

Withdrawals in excess of the GAW will result in a permanent reduction in future GAWs. An IRA Owner may contact Great-West before requesting a withdrawal to obtain a personalized, transaction‑specific, calculation showing the effect of any Excess Withdrawal.

GAWs before age 59½ may result in certain tax penalties.

A Covered Person should consult a qualified tax advisor regarding withdrawals to satisfy his or her required minimum distribution (“RMD”) requirements under the IRA and, more generally, the tax implications of withdrawals for such purpose during the Withdrawal Phase of this Contract.
9.02    Installment Frequency Options
Installment Frequency Options are as follows:

•	Annual - the GAW will be paid on the Initial Installment Date and each anniversary annually thereafter.

•	Semi-Annual - half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary thereafter.

•	Quarterly - one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary thereafter.

•	Monthly - one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary thereafter.
An IRA Owner can change the frequency of Installments at any time before the Settlement Phase by providing Great-West with at least 30 calendar days’ advance notice of the IRA Owner’s request to change the frequency of Installments.
9.03    Effect of Installments on Covered Fund Value
Installments will reduce the Covered Fund Value on a dollar-for-dollar basis.
9.04    Ratchet to Benefit Base during the Withdrawal Phase
On each Ratchet Date, the Benefit Base automatically adjusts to the greater of:

•	the current Benefit Base; and

•	the current Covered Fund Value.
Great-West will not automatically increase Installments to reflect a Ratchet. If the maximum GAW amount is increased by Ratchet, Great-West will increase Installments only if directed to do so by the Owner.
9.05    Resets of Guaranteed Annual Withdrawals during the Withdrawal Phase
On the Ratchet Date each year after the Owner has begun receiving GAWs, Great-West will determine whether the Covered Fund Value as of the Ratchet Date multiplied by the GAW% (based on the Covered Person’s Attained Age on such Ratchet Date) is greater than the current Benefit Base multiplied by the current applicable GAW%. If so, Great-West will automatically reset the Benefit Base to the Covered Fund Value as of the Ratchet Date, and reset the GAW% to the GAW% for the Covered Person’s Attained Age as of the Ratchet Date. If a Reset of the GAW amount occurs, it will be effective on the Ratchet Date; the Ratchet Date does not change as a result of a Reset of the GAW amount.

Great-West will not increase Installments to reflect a GAW increased by Reset unless directed to do so by the Owner.

Numerical Example When Reset is Beneficial:
Age at Initial Installment Date: 60
Attained Age: 70
Covered Fund Value = $120,000
Current Benefit Base = $125,000
Current GAW% before Ratchet Date: 4%
Attained Age GAW% after Ratchet Date: 6%
(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000
(Attained Age GAW%) x (Covered Fund Value) = 6% x $120,000 = $7,200

Because the new GAW ($7,200) is greater than the current GAW ($5,000), there is a Reset.
New Benefit Base is $120,000
New GAW% is 6%

Numerical Example When Reset is NOT Beneficial:
Age at Initial Installment Date: 60
Attained Age: 70
Covered Fund Value = $75,000
Current Benefit Base = $125,000
Current GAW % before Ratchet: 4%
Attained Age GAW% after Ratchet Date: 6%
(Current GAW %) x (Current Benefit Base) = 4% x $125,000 = $5,000
(Attained age withdrawal %) x (Covered Fund Value) = 6% x $75,000 = $4,500
Because $4,500 is less than current GAW of $5,000, there is no Reset.
9.06    Effect of Excess Withdrawals during the Withdrawal Phase
After the Initial Installment Date, a distribution or Transfer combined with all other amounts in excess of the GAW will be considered an Excess Withdrawal. The Benefit Base and GAW will be adjusted by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (after the GAW).

Numerical Example:
Covered Fund Value before GAW = $55,000
Benefit Base = $100,000
GAW %: 5%
GAW Amount = $100,000 x 5% = $5,000

Total annual withdrawal: $10,000
Excess Withdrawal = $10,000 - $5,000 = $5,000
Covered Fund Value after GAW = $55,000 - $5,000 = $50,000
Covered Fund Value after Excess Withdrawal = $50,000 - $5,000 = $45,000
Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90
Adjusted Benefit Base = $100,000 x 0.90 = $90,000
Adjusted GAW Amount (assuming no Benefit Base increase on succeeding Ratchet Date) = $90,000 x 5% = $4,500

If an Excess Withdrawal occurs, Great-West will adjust the Covered Fund Value, Benefit Base, GAW and Installments as follows:.

•	The Benefit Base, Covered Fund Value, and GAW are adjusted immediately in the event of an Excess Withdrawal.

•
If such an adjustment results in a lower GAW amount, Great-West will not decrease any remaining Installments scheduled to be paid before the next Ratchet Date unless directed to do so by the IRA Owner. However, on the next Ratchet Date, Great-West will automatically reduce the amount of the Installments in accordance with Section 9 of this Contract to reflect the adjusted GAW.

9.07    Lump Sum Distributions and Change of Installment Frequency during Withdrawal Phase
The IRA Owner may request to change the Installment frequency during the Withdrawal Phase. Each such request must be in Good Order.

At any time during the Withdrawal Phase, the IRA Owner receiving Installments more frequently than annually may elect to take a lump sum distribution up to the remaining scheduled amount of the GAW for that year (i.e., the 12‑month period from one Ratchet Date to the next Ratchet Date). It is the IRA Owner’s responsibility to request the suspension of the remaining Installments that are scheduled to be paid during the year (until the next Ratchet Date) and to re-establish Installments that will commence upon the next Ratchet Date, if applicable.

•	If the IRA Owner chooses not to suspend remaining Installments for the year, Excess Withdrawals may occur and, consequently, a Benefit Base adjustment may also occur. Except as otherwise provided in

Section 9.05 of this Contract, Installments will continue at the amount and frequency previously elected until changed by the IRA Owner and, accordingly, Excess Withdrawals may continue to occur.

•
If the IRA Owner elects to suspend the remaining Installments, no additional Installments will be made unless the IRA Owner notifies Great-West to recommence Installments. To recommence Installments, the IRA Owner must provide Great-West with at least 30 calendar days’ advance notice of the IRA Owner’s request to recommence Installments.

An IRA Owner’s Withdrawal Phase Ratchet Date will remain in effect while Installments are suspended.
9.08    DROs during Withdrawal Phase
The IRA Owner must notify Great-West in the event of divorce. A request in connection with a Domestic Relations Order (DRO) must be received in Good Order. Great-West will make payment to a former Spouse and/or, when permitted by law, enter into a new Contract with the former Spouse named in the DRO. The former Spouse shall be treated as a surviving Spouse for purposes of Code § 401(a)(9) and will be responsible for submitting a request, in Good Order, to begin distributions in accordance with the Code.

If there is a single Covered Person: Pursuant to the instructions in the DRO, the IRA Owner’s Benefit Base and his/her respective Covered Fund Value will be divided in the proportion specified in the DRO as of the effective date of the DRO. The IRA Owner may continue to receive the proportional GAWs after the GLWB is split.

A former Spouse may choose to become a new IRA Owner either by (i) maintaining the current Benefit Base of the IRA Owner in the Accumulation Phase, divided pursuant to the terms of the DRO, or (ii) establishing a new Benefit Base in the Accumulation Phase that equals the Covered Fund Value on the date the former Spouse enters into a new Contract. If a former Spouse elects to maintain the current Benefit Base, the Benefit Base will be divided between the IRA Owner and the former Spouse in the same proportion as their respective Covered Fund Values pursuant to the terms of the DRO. Alternatively, a former Spouse may elect to receive a lump sum payment of the applicable portion of the Covered Fund Value in accordance with the DRO. If the former Spouse elects to begin GAWs, the former Spouse will become the single Covered Person and will be subject to the Contract and the Code. The former Spouse cannot select a joint Covered Person.

If there are joint Covered Persons: The IRA Owner’s Benefit Base and respective Covered Fund Value will be divided as specified in the DRO as of the effective date of the DRO. The IRA Owner may continue to receive the proportional GAWs after the GLWB benefit is split, based on the amounts calculated pursuant to the joint Covered Persons GAW%. After the split, the IRA Owner will continue to receive the joint Covered Person GAW% for the life of the IRA Owner, but the IRA Owner cannot select a new joint Covered Person - the IRA Owner will be deemed to have selected a joint Covered Person of the same age and date of birth of the IRA Owner where the joint Covered Person predeceased the IRA Owner.

A former Spouse may elect to become a new IRA Owner either by (i) maintaining the current Benefit Base of the IRA Owner in the Accumulation Phase, divided pursuant to the terms of the DRO, or (ii) establishing a new Benefit Base in the Accumulation Phase where the Benefit Base equals the Covered Fund Value on the date he or she enters into a new Contract. Alternatively, a former Spouse may elect to receive a lump sum payment of the applicable portion of the Covered Fund Value in accordance with the DRO. If the former Spouse elects to begin GAWs in accordance with this Contract, the former Spouse will receive only the applicable joint Covered Person GAW% set forth on the Contract Data Page for the life of the former Spouse. The former Spouse will not be able to select a new joint Covered Person - the former Spouse will be deemed to have selected a joint Covered Person of the same age and date of birth of the former Spouse where the joint Covered Person predeceased the former Spouse.

If Great-West does not receive a DRO, the IRA Owner’s former Spouse will not be eligible to receive GAWs under this Contract. In such case, the former Spouse shall be deemed to have predeceased the IRA Owner, which means that the IRA Owner will continue to receive the GAWs for his or her life, but GAWs will not continue for the former Spouse’s life because the former Spouse will no longer qualify as a Covered Person.

Any election made by the former Spouse pursuant to this section is irrevocable.
9.09    Payments on Death During Withdrawal Phase
If a Single Covered Person Dies After the Initial Installment Date

If the Covered Person dies after the Initial Installment Date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. The remaining Covered Fund Value will be distributed to the Beneficiary in accordance with the Beneficiary election. A Beneficiary is not entitled to establish or maintain a Benefit Base. Additionally, a Beneficiary is not entitled to start or continue to receive Installments or GAWs.

If a Joint Covered Person Dies After the Initial Installment Date and while Second Joint Covered Person is Living
If permitted by the Contract and the Code, upon the death of the IRA Owner who has selected a joint Covered Person, the joint Covered Person will receive, until his or her death, Installments based on the existing election. Upon death of both joint Covered Persons, the GLWB will terminate, no further Installments will be paid, and any remaining Covered Fund Value will be distributed in accordance with the Code.

Alternatively, the surviving Covered Person may elect to receive the Covered Fund Value as a lump sum distribution.

Any election made by the Beneficiary or Covered Person pursuant to this section is irrevocable.

SECTION 10.	GLWB-THE SETTLEMENT PHASE
10.01    Contract Rights and Benefits
The Settlement Phase begins when the Covered Fund Value declines to zero by means other than an Excess Withdrawal, provided the Benefit Base remains positive. When the Settlement Phase begins, if the remaining Covered Fund Value is less than the amount of the final Installment in the Withdrawal Phase, Great-West will pay the remaining balance of the Installment within 7 calendar days from the Installment Date. During the Settlement Phase, rights to receive Installments will continue, but all other rights and benefits under the Contract will terminate.
10.02    Fees
The Guarantee Benefit Fee (described in Section 13) will not be deducted during the Settlement Phase.
10.03    Installments
Great-West will continue to pay Installments at the frequency selected by the IRA Owner and in effect at the time the Covered Fund Value declines to zero. The amount and frequency of Installments cannot be changed during the Settlement Phase.

Great‑West will automatically adjust the Installments to reflect the GAW amount once the Settlement Phase begins.
10.04    Domestic Relations Orders during the Settlement Phase
If a request made in connection with a DRO is approved during the Settlement Phase, and received in Good Order, Great-West will divide the Installment pursuant to the terms of the DRO, but Installments will not continue beyond the date on which they would have otherwise terminated had the divorce not occurred.
10.05    Death during the Settlement Phase
When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

SECTION 11.	REQUIRED MINIMUM DISTRIBUTIONS
11.01    Distribution Requirements
Notwithstanding any provision herein to the contrary, distributions may only be made in accordance with the terms of applicable Code sections and the Contract, and will be tax reported under the applicable rules in effect on the date of distribution.

11.02    Establishment of Former Spouse Account
A request in connection with a Domestic Relations Order (DRO) must be received in Good Order. Great-West will make payment to the former Spouse and / or, when permitted by law, enter into a new Contract with the former Spouse named in the DRO. The former Spouse shall be treated as a surviving spouse for purposes of Code § 401(a)(9) and shall be responsible for submitting a request, in Good Order, to begin distributions in accordance with the Code.
11.03    Required Minimum Distributions
IRA Owners are required by the Code to begin receiving required minimum distributions (“RMDs”) as of their required beginning date, which is generally April 1 of the calendar year following attainment of age 70½. If this Contract is held under a Roth IRA, the IRA Owner is not required to receive RMDs during his or her lifetime. RMDs made under this Contract will reduce Covered Fund Value. It is an IRA Owner’s responsibility to request payments in accordance with the minimum distribution requirements; such requests must be in Good Order. Great-West is not responsible for any penalties resulting from a failure to request timely payments in the proper amount.

Any RMDs during the Accumulation Phase are considered an Excess Withdrawal.

During the Withdrawal Phase, withdrawals taken to satisfy RMD requirements of a Covered Person will not be treated as Excess Withdrawals to the extent that the RMD is attributable to his or her Covered Fund Value, which is the proportional amount of the total account value under the IRA that is invested in Covered Funds, and the RMD election is based on life expectancy.

RMD Numerical Example #1:

•	Total Account Value under the IRA = $100,000

•	SecureFoundation Covered Fund Value = $50,000 (50% of total account value under the IRA)

•	IRA Value Held in Other Investments= $50,000 (50% of total account value under the IRA)

•	GAW = $2,500

•	Total RMD Attributable to the IRA = $3,000

•	RMD attributable to the SecureFoundation Covered Fund = $3,000 x 0.50 = $1,500

Under these circumstances, the IRA Owner may take the full $2,500 GAW, but the remaining $500 needed for RMDs would be considered an Excess Withdrawal if taken from the Covered Fund. To avoid the Excess Withdrawal, the IRA Owner would need to take the remaining $500 RMD from the IRA Owner’s other IRA assets.

RMD Numerical Example #2:

•	Total Account Value under the IRA = $100,000

•	SecureFoundation Covered Fund Value = $50,000 (50% of total account value under the IRA)

•	IRA Value Held in Other Investments = $50,000 (50% of total account value under the IRA)

•	GAW = $2,500

•	Total RMD Attributable to the IRA = $6,200

•	RMD attributable to the SecureFoundation Covered Fund = $6,200 x 0.50 = $3,100

Under these circumstances, the IRA Owner may take the full $2,500 GAW and may take an additional $600 for RMDs out of the Covered Fund - this additional $600 needed for RMDs would not be considered an Excess Withdrawal. In order to satisfy the remaining $3,100 in RMDs without taking an Excess Withdrawal, the IRA Owner would need to withdraw the remaining $3,100 from the IRA Owner’s other IRA assets.

IRA Owner should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount.
11.04    Distributions after the Owner’s Death
If the IRA Owner dies during the Accumulation Phase, then any amounts payable to the Beneficiary will be paid or distributed as provided in Section 8.06. If the IRA Owner dies during the Withdrawal Phase, then any amounts payable to the Beneficiary shall be paid or distributed as provided in Section 9.09.

As required by Code § 72, distributions must be made from this Contract as follows upon the death of any Owner. For this purpose, where the Owner is a non-natural person, the death of the Annuitant will be treated as the death of an Owner.

•
If an Owner dies before the annuity starting date, all amounts under the Contract must be distributed within five years of the Owner’s death unless the Beneficiary chooses to begin payments over the Beneficiary’s life or life expectancy beginning within one year of the Owner’s death. Alternatively, a surviving spouse may elect to treat the Contract as his or her own.

•	If an Owner dies after the annuity starting date, payments must continue to be made at least as rapidly as being made during the Owner’s life.
It is the Beneficiary’s responsibility to request payments and any such request must be in Good Order. A Beneficiary may not receive more than the Contract Value.

When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

SECTION 12.	ANNUITY PAYMENT OPTIONS
12.01    Overview
The Owner may choose to purchase an annuity in accordance with Section 12 of this Contract by providing Great-West written notice of the Annuity Commencement Date, annuity option, and the frequency of annuity payments. In order to purchase, or change the election of, an annuity, Great-West must receive the request, in Good Order, at least 30 calendar days before the Annuity Commencement Date. The Annuity Commencement Date can be no later than the Annuitant’s 99th birthday.
The minimum amount that may be applied under the elected annuity option is $5,000. If any payments to be made under the elected annuity payment option will be less than $100, Great-West may make the payments in the most frequent interval that produces a payment of at least $100.

If an Annuitant begins receiving annuity payments, then the GLWB will terminate for those Covered Fund assets applied to an annuity payment option and all previously incurred Guarantee Benefit Fees will not be refunded.
12.02    Annuity Payment Options
This Contract provides for payments under the following annuity payment options:

•	Paid-Up Fixed Life Only Annuity; and

•	Paid-Up Fixed Joint and Survivor Annuity.
An Owner may also select any other annuity payout option that Great-West may make available.
The IRA Owner will be the payee of the annuity payout options made available, unless Great‑West receives other instructions in Good Order.
The amount to be applied to an annuity payment option is: (i) the portion of the Contract Value elected by the Owner, less (ii) any applicable tax, and less (iii) any fees and charges described in this Contract.
Annuities will be purchased using Great-West’s current purchase rates for contracts of this class at the time the annuity is purchased under Section 12 of this Contract. These rates will be at least as favorable to the Annuitant as an annuity purchased with rates based on the actuarial assumptions listed on the Contract Data Page.

Great-West will review this guaranteed actuarial basis annually and may change it by providing at least 90 calendar days’ advance written notice to the IRA Owner. However, Great-West cannot change this guaranteed actuarial basis for the first 60 months after the Contract Effective Date. After the first 60 months of the Contract, unless Great-West and the IRA Owner otherwise agree in writing, Great-West will only change the guaranteed actuarial basis once in any sixty 60 month period, in which case the actuarial basis will be at least as favorable as the actuarial basis Great-West offers to any other Annuitant in the same class as this Contract at the time of such change.

12.03    Proof of Age and Survival
Great-West reserves the right to require proof of the Annuitant’s age before the date annuity payments begin. In addition, for life contingent annuity options, Great-West may require evidence of survival of the Annuitant periodically on or after the date annuity payments begin.

SECTION 13.	CONTRACT CHARGES AND OTHER FEES
13.01    Guarantee Benefit Fee
An annual fee will be deducted from the Contract Value. Great-West will begin deducting the Guarantee Benefit Fee as follows:

•	from Covered Fund Value attributable to investment in a Great-West SecureFoundation Lifetime Fund, ten years before the “target date” of that Covered Fund;

•	from Covered Fund Value attributable to investment in all other Covered Funds, at the time Contributions and deposits are paid into the corresponding Variable Account.

Because the Benefit Base cannot exceed the “Benefit Base Cap” listed on the Contract Data Page, Great-West will not assess the Guarantee Benefit Fee on the Contract Value that exceeds the “Benefit Base Cap” listed on the Contract Data Page.

One-twelfth of the Guarantee Benefit Fee is deducted on a monthly basis in arrears, and will be paid by redeeming the number of Covered Fund shares or units equal in value to the Guarantee Benefit Fee amount. The percentage amount of the Guarantee Benefit Fee will not be lower than 0.70% and not higher than 1.5%, on an annualized basis, of the Contract Value attributable to investment in the Covered Fund. Great‑West shall inform the Owner of the current percentage amount of the Guarantee Benefit Fee. Great‑West reserves the right to change the amount of and the frequency of the deduction of the Guarantee Benefit Fee, and will notify the Owner in writing at least 30 calendar days before any such change.

The GLWB will terminate if Great-West does not receive the Guarantee Benefit Fee assessed on the date it is due.

The Guarantee Benefit Fee is not deducted during the Settlement Phase.
13.02    Variable Asset Charge
A charge deducted from the Contract Value. One three hundred sixty-fifth (or one three hundred sixty-sixth in leap years) of the per annum charge is deducted daily. This charge will compensate Great-West for the expense risk it assumes in issuing and administering the Contracts and administering the Variable Annuity-8 Series Account. The Variable Asset Charge is assessed on the basis of the Contract Value and collected through the calculation of the net investment factor described in Section 4.03. The annualized rate of this charge will not exceed 1.00%.
13.03    Contract Maintenance Charge
Great-West may assess a charge to reimburse Great-West and/or its affiliates for the costs of maintaining this Contract, including the costs for providing accounting and recordkeeping services. This charge will not be higher than $100.00 per year.
13.04    Covered Fund Expenses
The Variable Annuity-8 Series Account purchases shares of the Covered Funds that are available as investment options under this Contract at net asset value or unit value. The net asset value or unit value of each Covered Fund reflects expenses already deducted from the assets of that Covered Fund. Those asset-based fees, referred to as an “expense ratio,” consist of investment management fees, administrative expenses, and revenue sharing fees. The fees and expenses of the Covered Funds are not charges under this Contract, but are reflected in the share value of each Covered Fund.

The provider of a Covered Fund may assess redemption fees. Any such fees will be deducted from the Contract Value.

13.05    Deductions for Premium Taxes and Other Taxes
Some states or other governmental entities charge premium taxes or similar taxes. Great-West is responsible for the payment of any such taxes and reserves the right to deduct the premium tax from the Contract Value when the tax is due. Great-West will give notice to Owner and Covered Persons pursuant to Section 14.07 before imposing any such deductions from the Contract Value. The applicable premium tax rates are subject to change by the respective state legislatures, by administrative interpretations, or by judicial act.

In addition, Great-West reserves the right to deduct charges in the future for federal, state, and local taxes or the economic burden resulting from the application of any tax laws that Great-West determines to be attributable to this Contract.
13.06    Service Charges and Fees
The custodian or trustee of the IRA may separately assess charges and fees as part of the services related to offering the IRA. If applicable, those charges and fees are deducted from assets in the IRA, which may include the Contract Value. Charges and fees for these services are described in the agreement between the IRA Owner and the trustee or custodian.
[13.07    Grace Period
There is a grace period of [31] calendar days following the payment due date for remittance to Great-West of payments for fees and charges assessed under this Contract. During such grace period, the Contract will remain in force.]

SECTION 14.	GENERAL PROVISIONS
14.01    Contract
Great-West has issued this Contract to the Owner in consideration of the application and Contributions.

This Contract is subject to the laws of the state in which it was delivered. Great-West reserves the right to interpret provisions of the Contract and to amend this Contract as necessary to maintain compliance with applicable state and federal law and regulations.
14.02    Entire Contract
This Contract, including the application and any amendments, endorsements, letter agreements, specification page and/or riders, constitutes the entire contract between the Owner and Great-West.
All statements in the application, in the absence of fraud, have been accepted as representations and not warranties.
14.03    Incontestability
With respect to any statements, other than those relating to age, sex, and identity, required as a condition of issuing this Contract, this Contract shall be incontestable after it has been in force during the lifetime of the person or of each of the persons as to whom such statements are required, for a period of two years from the Contract Effective Date, except where payments required by this Contract to be made to Great West have not been made.
14.04    Contract Modification
Great-West may modify this Contract from time to time to conform it to changes in tax or other law, including applicable regulations and rulings. Any such modification must be in writing. Only the President, Vice-President, or the Secretary of Great-West, or their authorized designees, can agree on behalf of Great-West to modify any provisions of this Contract.
No such modification will, without the written consent of Owner, affect the terms, provisions, or conditions of this Contract, which are or may be applicable to Contributions made before the date of such modification.
14.05    Non-Participating
This Contract is non-participating and is not eligible to share in Great‑West’s divisible surplus.

14.06    Currency and Contributions
All amounts to be paid to or by Great-West must be in currency of the United States of America. All Contributions to this Contract must be made payable to Great-West or to a designee approved by Great-West.
14.07    Notices or Other Communications
Any notice or demand by Great-West to or upon an Owner, Covered Person or other person, may be given by sending it to such person’s last known address, email address, or facsimile number on file with Great-West, or by posting it to an electronic network or website so long as a separate email notice is sent to the email address on file with Great-West.
An application, report, request, election, direction, notice or demand by an Owner or any Covered Person(s), if applicable, must be made in Good Order.
14.08    Disclaimer
Nothing contained in this Contract shall be construed to be tax or legal advice, and Great-West assumes no responsibility or liability for any costs, including but not limited to taxes, penalties or interest incurred by any Owner, Covered Person, or any other person, if applicable, arising out of a determination of liability. Great‑West is not liable for the negligence, willful misconduct, or failure to perform of any third party.
14.09    Representations
Great-West shall be entitled to rely and act solely on the reports, directions, proofs, notices, elections, and other information furnished to it by the Owner, IRA Owner, former Spouse, Covered Persons, Beneficiaries, or their respective agents, and such acts shall be conclusive and binding as to all persons or corporations claiming an interest hereunder.
14.10     Misstatement of Age or Death
Great-West may require adequate proof of the age and death of the Covered Person and/or Annuitant, as applicable, before processing a request for GAWs and annuity payments. If the age of the Covered Person, Annuitant, or any person whose life or death determines whether and to whom Great‑West must make a payment has been misstated, the Installment, payment during the Settlement Phase, or annuity payment, established for him or her will be made on the basis or his or her correct age.

If Installments, payments during the Settlement Phase, or annuity payments made were too large because of a misstatement of age, Great-West may deduct the difference from the next payment or payments with interest. If payments were too small, Great-West may add the difference to the next payment with interest. Any interest payable will be made at the rate required by law.
14.11    Non-Waiver
Great-West may, in its sole discretion, elect not to exercise a right, privilege, or option under this Contract. Such election shall not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor shall it constitute a waiver of any provision of this Contract.
14.12    Information
Great-West may require any information or proof that we believe is necessary to fulfill our obligation under this Contract. Great-West shall not be responsible for any obligation under this Contract until it receives all requested information in Good Order.
14.13    Reports
Great-West provides reports to Owners. We will provide Owner with reports at least once annually showing Contract Value and other relevant information about this Contract. An Owner may request additional reports. The additional report charge, if any, is identified on the Contract Data Page.